Oportun releases 2021 Corporate Responsibility & Sustainability Report

SAN CARLOS, Calif., May 24, 2022 (GLOBE NEWSIRE) – Oportun (Nasdaq: OPRT), a mission-driven fintech and digital banking platform, today published its 2021 Corporate Responsibility & Sustainability Report.

“I’m proud of the efforts and commitments we have made towards building a more inclusive and sustainable company and society,” said Raul Vazquez, Oportun’s Chief Executive Officer. “We continue to promote a diverse workforce and inclusive culture, and we have vastly expanded our capacity to serve our mission of financial empowerment and inclusion.”

Highlights of the report include:
•Helping more than 1 million people begin building a credit score
•More than $3,000 set aside annually per-person for rainy days and other purposes by Digit members
•Donating 1% of the company’s annual net profits through donations to support charitable and nonprofit organizations, with the majority of funds going to support communities of color
•The majority of Oportun leadership, including the Oportun Board of Directors, self-report as women or members of a historically underrepresented group
•Reducing our carbon footprint by purchasing 7,240 tonnes of carbon offsets
•Reducing 20,488 pounds of CO2 emissions from e-waste and recycling initiatives

Click here to view the full report.

About Oportun
Oportun (Nasdaq: OPRT) is an A.I.-powered digital banking platform that seeks to make financial health effortless for anyone. Driven by a mission to provide inclusive and affordable financial services, Oportun helps its nearly 1.7 million hardworking members meet their daily borrowing, savings, banking, and investing needs. Since inception, Oportun has provided more than $13 billion in responsible and affordable credit, saved its members more than $2.2 billion in interest and fees, and automatically helped members set aside more than $7.6 billion for rainy days and other needs. In recognition of its responsibly designed products, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009.

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
George Gonzalez
(650) 769-0441
george.gonzalez@oportun.com